EXHIBIT D

ONLY COMPLETE THIS FORM IF YOU WISH TO EDIT OR WITHDRAW THE
INSTRUCTIONS YOU SUBMITTED ON YOUR REPURCHASE REQUEST

Editing and Cancellation Requests and
Submission Flow for Tender of Shares in

USVC VENTURE CAPITAL ACCESS FUND

Tendered Pursuant to the Offer to Purchase
Dated June 30, 2026

THE OFFER, EDIT AND WITHDRAWAL RIGHTS WILL
EXPIRE AT, AND EDITING OR CANCELLATION
REQUEST MUST BE RECEIVED BY THE FUND BY,

11:59 P.M., EASTERN TIME, ON JULY 28, 2026,
UNLESS THE OFFER IS EXTENDED.

Submit the editing or cancellation request shown below through the

Shareholder’s online account with the Fund

(screenshots follow)

i